UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, For Use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

NATURALSHRIMP INCORPORATED

(Name of Registrant as Specified in Its Charter)

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SCHEDULE 14C

INFORMATION STATEMENT

(Pursuant to Regulation 14C of the Securities Exchange Act

of 1934 as amended)

NATURALSHRIMP INCORPORATED

5501 LBJ Freeway, Suite 450

Dallas, TX 75240

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is furnished by the Board of Directors of NaturalShrimp Incorporated, a Nevada corporation, to the holders of record at the close of business on the record date, August 16, 2023 (the “Record Date”), of the Company’s outstanding common stock, $0.0001 par value per share (the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. Except as otherwise indicated by the context, references in this information statement to “Company,” “we,” “us,” or “our” are references to NaturalShrimp Incorporated.

This Information Statement is being furnished to such stockholders for the purpose of informing the stockholders that the Board of Directors and the majority shareholder of the Company have approved the following corporate action:

●	Increase the number of authorized shares of common shares from 900,000,000 to 1,400,000,000 shares (the “Authorized Increase”).

The corporate action was approved by written consent of in lieu of a meeting from the Board of Directors on August 16, 2023 and from the majority shareholders of approximately 55.13% of the voting stock of the Company on August 24, 2023.

The Company will, when permissible following the expiration of the appropriate periods mandated by Rule 14c and the provisions of the Nevada Revised Statutes, file an amendment to our Articles of Incorporation (the “Amendment”) increasing our authorized shares.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.

The Board of Directors has fixed the close of business on August 16, 2023 as the record date for the determination of shareholders who are entitled to receive this Information Statement. There were 880,401,536 shares of Common Stock issued and outstanding on August 16, 2023. We anticipate that this Information Statement will be mailed on or about August [  ], 2023 to all shareholders of record as of the Record Date.

Only one Information Statement is being delivered to two or more security holders who share an address unless we have received contrary instruction from one or more of the security holders. We will promptly deliver upon written or oral request a separate copy of the Information Statement to a security holder at a shared address to which a single copy of the document was delivered. If you would like to request additional copies of the Information Statement, or if in the future you would like to receive multiple copies of information or proxy statements, or annual reports, or, if you are currently receiving multiple copies of these documents and would, in the future, like to receive only a single copy, please so instruct us by writing to the corporate secretary at the Company’s executive offices at the address specified above.

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DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following is a description of the material provisions of our capital stock. The following description is intended to be a summary and does not describe all of the provisions of our articles of incorporation or bylaws or Nevada law applicable to us.

General

As of August 16, 2023, the Company’s authorized capital stock consisted of 900,000,000 shares of Common Stock, par value $0.0001 per share, and 200,000,000 authorized shares of Preferred Stock, par value $0.0001 per share, with 5,000,000 of the Preferred Stock being designated as Series A Preferred Stock. As of August 16, 2023, 880,401,536 shares of Common Stock were issued and outstanding, 5,000,000 shares of Series A Preferred Stock were issued and outstanding and750,000 shares of Series F Preferred stock were issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at an annual meeting of shareholders. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock voting power have the power to elect all directors and, as a practical matter, to control the company. Holders of Common Stock are not entitled to preemptive rights.

Series A Preferred Stock

The Series A Preferred Stock (the “Series A Preferred Stock”) is not entitled to dividends, but carries liquidation rights upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, at which time the holders of the Series A Preferred Stock shall receive the sum of $0.001 per share before any payment or distribution shall be made on the Company’s common stock, or any class ranking junior to the Series A Preferred Stock. The shares of Series A Preferred Stock shall vote together as a single class with the holders of the Company’s common stock for all matters submitted to the holders of common stock, including the election of directors, and shall carry voting rights of 60 common shares for every share of Series A Preferred Stock. Any time after the two year anniversary of the initial issuance date of the Series A Preferred Stock, the Series A Preferred Stock shall be convertible at the written consent of a majority of the outstanding shares of Series A Preferred Stock, in an amount of shares of common stock equal to 100% of the then outstanding shares of common stock at the time of such conversion.

Series F Preferred Stock

On February 22, 2022, the Board of Directors authorized 750,000 Series F Preferred Stock (the “Series F Preferred Stock”) and filed the Certificate of Designation with Nevada on February 23, 2022. Each individual holder of Series F Preferred Stock has the right vote on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company each holder of outstanding shares of Series F Preferred Stock will cast 1,000 common shares votes per each share of Series F Preferred Stock held by such holder.

Quorum

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Stock Transfer Agent

The stock transfer agent for our securities is TranShare Securities Transfer and Registrar of Clearwater, Florida. Their address is 17755 North US Highway 19, Suite 140, Clearwater, FL 33764. Their phone number is (303) 662-1112. Our Common Stock is quoted under the symbol “SHMP.”

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Authorized Increase which is not shared by all other holders of the shares of Common Stock

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PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following sets forth the number of shares of our $0.0001 par value common stock beneficially owned by (i) each person who, as of August 16, 2023, was known by us to own beneficially more than five percent (5%) of its common stock; (ii) our individual Officers and Directors and (iii) our Officers and Directors as a group. A total of 880,401,536 common shares were issued and outstanding as of August 16, 2023.

Beneficial Owner	Common Stock Shares Beneficially Owned		% of Common Stock Shares Beneficially Owned		Voting Shares Beneficially Owned		% of Voting Shares Beneficially Owned (7)
Gerald Easterling	35,460,945	(1)	4.96	%(3)	553,456,907	(4)	28.78%
William Delgado	5,715,719	(2)	*		255,715,719	(5)	13.30%
Tom Untermeyer	5,140,666	(2)	*		255,140,666	(6)	13.27%
Directors and Executive Officers as a Group (three persons)
Total	46,317,330		5.15%		1,064,313,292		55.34%

* Less than 1%

(1)	Consists of (a) 3,456,907 shares of common stock and (b) 32,004,038 shares of common stock into which the 5 million shares of Series A Preferred Stock is convertible.

(2)	Consists solely of shares of common stock owned. Of the 5,715,719 shares owned, all but 500,000 are held by Dragon Acquisitions LLC, of which Mr. Delgado is the managing member.

(3)	Solely with regard to Mr. Easterling, the percentage is based on the 880,401,536 shares of common stock outstanding plus the 32,004,038 shares of common stock into which the 5 million shares of Series A Preferred Stock is convertible.

(4)	Consists of (a) 3,456,907 shares of common stock, (b) 300 million votes to which the 5 million shares of Series A Preferred Stock held by Mr. Easterling is entitled (60 votes per share), and (c) 250 million votes to which the 250,000 shares of Series F Preferred Stock held by Mr. Easterling is entitled (1,000 votes per share).

(5)	Consists of (a) 5,715,719 shares of common stock and (b) 250 million votes to which the 250,000 shares of Series F Preferred Stock held by Mr. Delgado is entitled (1,000 votes per share).

(6)	Consists of (a) 5,140,666 shares of common stock and (b) 250 million votes to which the 250,000 shares of Series F Preferred Stock held by Mr. Untermeyer is entitled (1,000 votes per share).

(7)	Each percentage in this column is based on (a) 880,401,536 shares of common stock outstanding, (b) 300 million votes to which the 5 million shares of Series A Preferred Stock outstanding is entitled (60 votes per share), (c) 5,143,000 votes to which the 1,500 shares of Series E Preferred Stock outstanding is entitled, and (c) 750 million votes to which the 750,000 shares of Series F Preferred Stock outstanding is entitled (1,000 votes per share).

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DESCRIPTION OF CONSENT ACTIONS

AMENDMENT TO THE ARTICLES OF INCORPORATION TO

INCREASE OF AUTHORIZED SHARES

Our current Articles of Incorporation state that the number of authorized shares of Common Stock is limited to 900,000,000 shares. As of August 16, 2023 a total of 880,401,536 shares of Common Stock were issued and outstanding. The purpose of the increase in the authorized Common Stock is to provide our Company’s management with certain abilities including, but not limited to, the issuance of Common Stock to be used for public or private offerings, conversions of convertible securities, issuance of options pursuant to employee stock option plans, acquisition transactions and other general corporate purposes.

Our Board of Directors and majority shareholders approved the Amendment to increase the number of authorized shares of Common Stock to 1,400,000,000 shares. The par value of the common shares will not be changed.

The Amendment for the increase in authorized shares will become effective upon filing of the Amendment promptly following the 10th day after the mailing of this Information Statement to our stockholders as of the Record Date.

The form of the Certificate of Amendment to be filed with the Secretary of State of the State of Nevada is set forth as Appendix A to this Information Statement.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors nor the approval by the Majority Stockholder of the amendment to our articles of incorporation provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder’s shares under the Nevada Revised Statutes, the articles of incorporation or the bylaws.

Potential Anti-Takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The increase in authorized Common Stock may make it more difficult or prevent or deter a third party from acquiring control of our Company or changing our Board and management, as well as inhibit fluctuations in the market price of our Company’s shares that could result from actual or rumored takeover attempts. The proposed increased in our authorized Common Stock is not the result of any such specific effort, rather, as indicated below, the purpose of the increase in the authorized Common Stock is to provide our Company’s management with certain abilities, and not to construct or enable any anti-takeover defense or mechanism on behalf of our Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent Shareholders, our Company presently has no intent or plan to employ any additional authorized shares as an anti-takeover device.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Potential Dilution Effects of Amendment

The increase in our authorized shares could result in dilution to our current shareholders, if the Company issues additional shares of common stock. Any dilution to our current shareholders would result in less voting power than was held by our current shareholders prior to any issuance of additional common shares.

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INDEBTEDNESS OF EXECUTIVE OFFICERS AND DIRECTORS

No executive officer, director or any member of these individuals’ immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

LEGAL PROCEEDINGS

As of the date of this Information Statement, there are no material proceedings against the Company or to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

Promissory Note - related parties

On August 10, 2022, the Company entered into a loan agreement for an aggregate of $300,000 with six related parties, which is to be considered priority debt of the Company. As of the date of this report, five of the related parties have entered into promissory notes under the loan agreement for $50,000 each, for a total of cash received of $250,000. The notes bear interest at 10% per annum and are due one year from the date of the note. For the year ended March 31, 2023, the interest expense was $22,270.

COMMUNICATIONS WITH STOCKHOLDERS

Anyone who has a concern about our conduct, including accounting, internal accounting controls or audit matters, may communicate directly with W. Steven Walker our General Counsel/Secretary. Such communications may be confidential or anonymous, and may be submitted in writing addressed care of Gerald Easterling, Chief Executive Officer, NaturalShrimp Incorporated 5501 LBJ Freeway, Suite 450, Dallas, TX 75240. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by the proper executive officers in the same way that other concerns are addressed by us.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the periodic reports, proxy statements and other information we file with the SEC at the SEC’s public reference room maintained at 100 F. Street N.E., Room 1580, Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov. Copies of these documents may also be obtained by writing to our address provided above.

SIGNATURE

By Order of the Board of Directors

Dated:	August 28, 2023

NATURALSHRIMP INCORPORATED

By:	Gerald Easterling
Chief Executive Officer

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Appendix A

CERTIFICATE OF AMENDMENT

OF AMENDED ARTICLES OF INCORPORATION

NATURALSHRIMP INCORPORATED

(Pursuant to Section 242 of the

General Corporation Law of the State of Nevada)

NaturalShrimp Incorporated a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), hereby certifies as follows:

1. The name of this corporation is NaturalShrimp Incorporated. The Corporation’s original Articles of Incorporation was filed with the Secretary of State of the State of Nevada on July 3, 2008, as amended on April 23, 2010 and October 30, 2018 (as amended, the “Articles of Incorporation”).

2. The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Articles of Incorporation, declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

3. The amendment to the Articles of Incorporation set forth in paragraph 5 of this Certificate of Amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Nevada.

4. The amendment to the Articles of Incorporation set forth in paragraph 5 of this Certificate of Amendment was duly approved by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Nevada.

5. Article 2 of the Articles of Incorporation is hereby amended and restated in its entirety as follows:

“2. The aggregate number of shares that the Corporation will have authority to issue is One Billion Six Hundred Million (1,600,000,000) of which One Billion Four Hundred Million (1,400,000,000) shares will be common stock with par value of $0.0001 per share and Two Hundred Million (200,000,000) shares will be preferred stock, with a par value of $0.0001 per share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on this [      ] day of [             ] 2023.

NaturalShrimp Incorporated

Gerald Easterling
CEO

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